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                                                                 EXHIBIT 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports included in this registration statement and to the incorporation by reference in the Registration Statement on Form S-8 of Centex Corporation registering Centex Corporation's deferred compensation obligations under the Centex Corporation Deferred Compensation Plan of our reports dated May 12, 1999 which are included in the Joint Annual Report on Form 10-K of Centex Corporation and Subsidiaries, 3333 Holding Corporation and Subsidiary and Centex Development Company, L.P. and Subsidiaries for the years ended March 31, 1999 and to all references to our Firm included in this registration statement.


                                                  ARTHUR ANDERSEN LLP


Dallas, Texas,
    May 26, 2000